Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lauren Ponti-Zins
(513) 246-2137 (office)
media@bankatfirst.com

First Financial Bancorp Announces Stock Repurchase Plan

Cincinnati, Ohio, January 14, 2019 - First Financial Bancorp (NASDAQ: FFBC) has announced that its Board of Directors has approved a stock repurchase plan. The plan authorizes the purchase of up to 5,000,000 shares of the Company’s common stock, representing approximately 5 percent of the Company’s issued and outstanding shares of common stock as of September 30, 2018.

“The Board of Directors has authorized this stock repurchase plan based on the strength of the Company’s balance sheet and capital position. We believe a share repurchase plan is an important tool that can be utilized to enhance long term shareholder value,” stated Jamie Anderson, Chief Financial Officer.

Share repurchases will be made periodically as permitted by securities laws and other legal requirements and will be subject to market conditions, as well as other factors. Repurchases may be made in the open market, through block trades or otherwise, and in privately negotiated transactions. If any share purchases are made, they will be over a period of not greater than twenty-four months. Share purchases may be commenced or suspended at any time or periodically without prior notice.

About First Financial
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of September 30, 2018, the Company had $13.8 billion in assets, $8.8 billion in loans, $9.8 billion in deposits and $2.0 billion in shareholders' equity. The Company's subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its six lines of business: Commercial, Retail Banking, Investment Commercial Real Estate, Mortgage Banking, Commercial Finance and Wealth Management. These business units provide traditional banking services to business and retail clients. Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.8 billion in assets under management as of September 30, 2018. The Company's primary operating markets are located in Ohio, Indiana and Kentucky where it operated 159 banking centers as of September 30, 2018, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

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